Exhibit 10.8

Services Agreement

This Services Agreement (this “Agreement”), dated April 12, 2022 (the “Effective Date”), is entered into by and between Houston Natural Resources, Inc., a Texas corporation (“Service Provider”), and HNR Acquisition Corp, a Delaware corporation (“Company”).

1. Services. Service Provider shall provide to Company the services (the “Services”) set out in Exhibit A. Service Provider shall provide the Services (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, licenses, and qualifications; (c) in a timely, workmanlike, and professional manner; and (d) to the reasonable satisfaction of Company. Nothing in this Agreement shall be construed to prevent Company from itself performing or from receiving services from other providers that are similar or identical to the Services. Without prior written consent of Company, Service Provider shall not subcontract the Services.

2. Fees and Expenses. For the Services to be performed hereunder, Company shall pay to Service Provider a fixed fee of $275,000 (the “Fee”), of which $275,000 was previously paid in advance to the Service Provider. The Fee is inclusive of the cost of all labor and materials used for the provision of the Services and all expenses incurred by Service Provider in connection of the provision of the Services.

3. Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered to Company under this Agreement or prepared by or on behalf of Service Provider in the course of performing the Services (collectively, the “Deliverables”) shall be owned exclusively by Company. Service Provider agrees, and shall cause its employees (collectively, “Service Provider Personnel”) to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for Company. To the extent that any of the Deliverables do not constitute a “work made for hire,” Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Service Provider shall cause Service Provider Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

4. Confidentiality. All non-public, confidential or proprietary information of Company (“Confidential Information”), including, but not limited to, documents, data, business operations, Company lists, forecast, pricing, discounts, or rebates, specifications, samples, patterns, designs, plans, drawings, disclosed by Company to Service Provider, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by Service Provider in providing services, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Service Provider’s use in performing this Agreement and may not be disclosed or copied unless authorized by Company in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Service Provider’s breach of this Agreement; (b) is obtained by Service Provider on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Service Provider establishes by documentary evidence, was in Service Provider’s possession prior to Company’s disclosure hereunder; or (d) was or is independently developed by Service Provider without using any Confidential Information. Upon Company’s request, Service Provider shall promptly return all documents and other materials received from Company. Company shall be entitled to injunctive relief for any violation of this Section.

5. Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the earlier to occur of (a) the consummation of the initial business combination (as such term is used in the Company’s registration statement on Form S-1 (File No.: 333-252548) (the “Registration Statement”) which the SEC declared effective on February 10, 2022 (the “Effective Date”)) and (b) 12 months from the Effective Date (or up to 18 months from February 15, 2022 if the Company extends the period of time to consummate a business combination in accordance with the Company’s charter as described in the prospectus which is made a part of the Registration Statement), unless sooner terminated pursuant to Section 6 (the “Term”).

6. Termination. Either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7. Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, Service Provider shall promptly: (a) deliver to Company all documents, work product, and other materials, whether or not complete, prepared by or on behalf of Service Provider in the course of performing the Services for which Company has paid; (b) return to Company all Company-owned property, equipment, or materials in its possession or control; (c) remove any Service Provider-owned property, equipment, or materials located at Company’s locations; (d) deliver to Company, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Company’s Confidential Information; (e) provide reasonable cooperation and assistance to Company upon Company’s written request and at Company’s expense, in transitioning the Services to an alternate service provider; (f) on a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided; (g) permanently erase all of Company’s Confidential Information from its computer systems; and (h) certify in writing to Company that it has complied with the requirements of this Section 7.

8. Independent Contractor. It is understood and acknowledged that in providing the Services, Service Provider acts in the capacity of an independent contractor and not as an employee or agent of the Company. Service Provider has no authority to commit, act for or on behalf of Company, or to bind Company to any obligation or liability. Service Provider shall not be eligible for and shall not receive any employee benefits from Company and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by Service Provider hereunder.

9. Indemnification. Service Provider shall indemnify, defend, and hold harmless Company and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to, arising out of or resulting from any claim of a third party or Company arising out of or occurring in connection with Service Provider’s negligence, willful misconduct, or breach of this Agreement. Service Provider shall not enter into any settlement without Company’s or Indemnified Party’s prior written consent.

10. Compliance with Law. Service Provider is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Service Provider has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11. General. This Agreement and all matters arising out of this Agreement are governed by, and construed in accordance with, the laws of Delaware, without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Either party may institute any legal suit, action, or proceeding arising out of this Agreement in the federal or state courts in each case located in Houston, Texas. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The parties may not amend this Agreement except by written instrument signed by the parties. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. This Agreement may be executed in counterparts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Houston Natural Resources, Inc.

By	/s/ Donald Orr
Name:	Donald Orr
Title:	President

HNR Acquisition Corp

By	/s/ Donald Goree
Name:	Donald Goree
Title:	Chief Executive Officer

Exhibit A

Description of Services

Service Provider shall perform the following due diligence and acquisition target search services for the Company in connection with the Company’s initial business combination:

1.	Target search to identify markets and/or target companies

2.	Assess the attractiveness of potential investment

3.	Business valuation

4.	Commercial and technical due diligence valuation

5.	Advice on acquisition strategy

6.	Negotiation during the merger and acquisition process

7.	Business planning and financial modelling of potential business performance

8.	Planning for future divestment and exit

9.	Preparing industry specific valuation reports

All work product furnished hereunder shall be kept in a file that is readily accessible to the Company at all times.

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